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                                                                      EXHIBIT 21

                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES

                                 (SUBSIDIARIES)

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
  PARENT CORPORATION      SUBSIDIARY AND STATE OF INCORPORATION
  ------------------      -------------------------------------
Ply Gem Industries, Inc.  Allied Plywood Corporation (Delaware)
                          Continental Wood Preserves, Inc. (Michigan)
                          Great Lakes Window, Inc. (Ohio)
                          Goldenberg Group, Inc. (California)
                          Hoover Treated Wood Products, Inc. (Delaware)
                          Richwood Building Products, Inc. (Delaware)
                          Sagebrush Sales, Inc. (New Mexico)
                          SNE Enterprises, Inc. (Delaware)
                          Studley Products, Inc. (New York)
                          Variform, Inc. (Missouri)
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